Exhibit 99.1

TFF Pharmaceuticals Reports First Quarter Financial Results and Provides Corporate Update

Growing Body of Clinical Data from Ongoing Phase 2 Trial Suggests that Tacrolimus Inhalation Powder (TFF TAC) Could Represent an Important New Innovation for Optimizing Immunosuppressive Therapy in Lung Transplant Recipients

Raised $6.0 Million to Support Continued Advancement of TFF TAC into Potentially Registrational Testing

Company expects to receive feedback from FDA in Second Quarter Regarding TFF TAC Clinical Development Plan and Next Steps

FORT WORTH, TX – May 14, 2024 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the first quarter 2024 and provided a corporate update.

“We continue to make significant progress in demonstrating that Tacrolimus Inhalation Powder (TFF TAC) has the potential to become an important new advancement in transplant medicine,” said Dr. Harlan Weisman, Chief Executive Officer of TFF Pharmaceuticals. “Following the positive physician feedback for our updated Phase 2 study presented at this year’s International Society for Heart and Lung Transplantation (ISHLT) meeting, we submitted a briefing book, inclusive of our proposed study plan, to the FDA. We expect to receive feedback from the FDA this quarter that will help guide our next steps in the clinical development pathway for TFF TAC. I am also pleased to note that we were able to secure additional financing following the close of the quarter to help us further advance TFF TAC toward registrational testing. Our Phase 2 study for TFF TAC continues to enroll additional patients, and we look forward to hosting a call and presenting updated data from the trial later this year.”

Recent Clinical and Corporate Highlights:

●	On May 1, 2024, the Company announced the closing of its previously announced $4.8 million public offering. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. This follows a $1.2 million public offering in March 2024.

●	On April 15, 2024, the Company announced additional positive data from its ongoing Phase 2 study evaluating TFF TAC) for the prevention of organ rejection in lung transplant recipients.

o	New gene expression analysis demonstrated normalization of rejection-related genes after treatment with TFF TAC.

o	TFF TAC prevented rejection at 1/6 of oral tacrolimus dose and with 2/3 of oral tacrolimus systemic trough exposures

o	4 out of 4 patients who completed the 12-week treatment have chosen to remain on TFF TAC by proceeding to the safety extension phase

o	These new data were presented by Professor Gregory Snell, the lead Principal Investigator of the TFF TAC Phase 2 study, in an oral presentation ISHLT 44th Annual Meeting at a late breaking clinical science abstract session, on April 13, 2024, in Prague, Czech Republic.

●	On March 27, 2024, the Company hosted a conference call and webcast to present new data from the ongoing Phase 2 study of TFF TAC for the prevention of organ rejection in lung transplant recipients and from the Phase 2 study and the Expanded Access Program (EAP) of TFF Voriconazole (TFF VORI) for the treatment of invasive pulmonary aspergillosis (IPA) infections. On the call, our executive leadership team disclosed that:

o	Eight out of eight patients (100%) successfully transitioned from oral Tacrolimus to TFF TAC in the study. There was no evidence of acute rejection. Four out of the four patients who completed the 12-week treatment period of the study chose to remain on TFF TAC and proceeded to the long-term extension of the trial. TFF TAC demonstrated favorable safety results with no mortality or discontinuations due to adverse events.

o	The Company enrolled a total of nine patients in its TFF VORI clinical programs, inclusive of its ongoing Phase 2 study and the EAP. Five of six patients who had completed treatment by the data cut date achieved a clinical and mycologic response providing promising positive efficacy data. TFF VORI maintained an attractive safety profile with no IPA-related mortality or all-cause mortality.

A replay of the call and webcast can be accessed here.

●	In March 2024, the Company announced that it prioritized the development of TFF TAC based on the positive data from the ongoing Phase 2 study, the potential of this product to address a significant unmet need in lung transplant medicine, and the substantial market opportunity. With respect to TFF VORI, the Company announced that it is exploring strategic alternatives, including partnering opportunities, collaborations, and government-based funding sources to support its continued development.

●	In January 2024, the Company presented data from the Phase 2 trial of TFF VORI at the Advances Against Aspergillosis & Mucormycosis (AAAM) Conference, which was held from January 25-27, 2024, in Milan, Italy. The data presented at the AAAM Conference were first disclosed by the Company in December 2023. These data showed that treatment with TFF VORI resulted in positive treatment outcomes while maintaining a favorable safety/tolerability profile.

First Quarter 2024 Financial Results

Balance Sheet Highlights

●	As of March 31, 2024, TFF Pharmaceuticals cash and cash equivalents were approximately $3.2 million. On May 1, 2024, the Company completed a registered direct offering, receiving gross proceeds of $4.8 million before deducting offering expenses.

Operating Results

●	Research and Development (R&D) expenses were $3.6 million for the quarter ended March 31, 2024, a decrease of $0.4 million, or 12%, compared to $4.0 million for the quarter ended March 31, 2023. The net decrease of $0.4 million was primarily related to a decrease of $1.6 million in manufacturing and related expenses, offset by increases of $0.8 million in clinical and preclinical expenses and $0.3 million in compensation-related expenses.

●	General & Administrative (G&A) expenses were $2.4 million for the quarter ended March 31, 2024, a decrease of $0.7 million, or 22%, compared to $3.1 million for the quarter ended March 31, 2023. The net decrease of $0.7 million was primarily related to decreases of $0.4 million in compensation-related expenses, $0.2 million in market research expenses and $0.1 million in insurance expenses.

●	Net Loss: Net loss was $5.7 million for the quarter ended March 31, 2024, a decrease of $1.4 million, compared to a net loss of $7.1 million for the year ended March 31, 2023.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF TAC (Tacrolimus Inhalation Powder) and TFF VORI (Voriconazole Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the advancement of TFF TAC into potentially registration-enabling studies; the expectation that the FDA will provide feedback in second quarter regarding TFF TAC clinical development and that any such feedback will be positive; the expectation that the initial data readouts for TFF TAC will be consistent with the further data from the ongoing Phase 2 clinical trial; and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the further data from the ongoing Phase 2 clinical trial for TFF TAC will not be favorably consistent with the initial data initial data readouts, (ii) the risk that the Company may not be able to advance to registration-enabling studies for its TFF TAC candidate, (iii) the risk that the FDA will not provide feedback in second quarter regarding TFF TAC clinical development or that any such feedback will not be positive; (iv) success in early phases of pre-clinical and clinicals trials do not ensure later clinical trials will be successful; (v) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (vi) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (vii) the risk that the Company may not be able to obtain additional working capital with which to continue the Phase 2 clinical trial, or advance to the initiation of registration-enabling studies, for TFF TAC as and when needed and (viii) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-Q filed with the SEC on May 14, 2024. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

TFF PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended March 31,
	2024	2023

Revenue	$203,273	$51,429
Operating expenses:
Research and development	3,555,862	4,018,659
General and administrative	2,438,304	3,119,216
Total operating expenses	5,994,166	7,137,875

Loss from operations	(5,790,893)	(7,086,446)

Other income:
Interest income, net	55,749	35,079
Total other income	55,749	35,079

Net loss	$(5,735,144)	$(7,051,367)
Net loss per share, basic and diluted	$(2.40)	$(4.87)

Weighted average common shares outstanding, basic and diluted	2,387,906	1,447,723

TFF PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,211,930	$5,478,113
Research and development tax incentive receivable	287,597	433,852
Prepaid assets and other current assets	1,362,989	1,678,353
Total current assets	4,862,516	7,590,318
Operating lease right-of-use asset, net	99,431	119,529
Property and equipment, net	1,879,696	1,999,781
Note receivable - Augmenta	2,337,219	2,310,000
Other assets	7,688	7,688
Total assets	$9,186,550	$12,027,316

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,663,544	$958,442
Accrued liabilities	1,983,426	1,285,586
Deferred research grant revenue	140,000	101,000
Current portion of operating lease liability	84,300	83,512
Total current liabilities	3,871,270	2,428,540
Operating lease liability, net of current portion	10,856	31,742
Total liabilities	3,882,126	2,460,282

Commitments and contingencies

Stockholders’ equity:
Common stock	2,519	2,370
Additional paid-in capital	129,572,489	128,044,509
Accumulated other comprehensive loss	(203,787)	(148,192)
Accumulated deficit	(124,066,797)	(118,331,653)
Total stockholders’ equity	5,304,424	9,567,034
Total liabilities and stockholders’ equity	$9,186,550	$12,027,316